Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-236806 and 333-272121) of Guardant Health, Inc. and the Registration Statements (Form S-8 Nos. 333-227762, 333-236807, 333-253733, 333-263105, 333-270241, 333-273875 and 333-277312) pertaining to the Amended and Restated 2012 Stock Plan, 2018 Incentive Award Plan, 2018 Employee Stock Purchase Plan and 2023 Employment Inducement Incentive Award Plan of Guardant Health, Inc. of our report dated February 23, 2023, (except for Note 15, as to which the date is February 20, 2025), with respect to the consolidated financial statements of Guardant Health, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2024.

/s/ Ernst & Young LLP

San Mateo, California
February 20, 2025